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Exhibit 5.1

ATER WYNNE LLP
222 S.W. Columbia, Suite 1800
Portland, Oregon 97201
(503)226-1191 (phone)
(503)226-0079 (fax)

August 17, 2001

Board of Directors
Pixelworks, Inc.
7700 SW Mohawk Street
Tualatin, OR 97062

Ladies and Gentlemen:

    We have acted as counsel to Pixelworks, Inc., an Oregon corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 2,719,427 shares (the "Shares") of the Company's common stock, par value $0.001 per share, under the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission on August 17, 2001, and the proposed offer and sale of the shares by certain selling shareholders of the Company.

    As such counsel, we have examined such corporate records, certificates of public officials and officers of the Company and other documents as we have considered necessary or proper for the purpose of this opinion.

    Based on the foregoing and having regard to legal issues which we deem relevant, it is our opinion that the Shares have been validly issued and are fully paid and non-assessable.

    We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

Very truly yours,
/s/ ATER WYNNE LLP
Ater Wynne LLP

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  Exhibit 5.1